Exhibit 10.1

CYTYC CORPORATION

2004 OMNIBUS STOCK PLAN

STOCK UNIT AGREEMENT

Cytyc Corporation, a Delaware corporation (the “Company”), hereby grants (the “Grant”) stock units (“Stock Units”) relating to its shares of its common stock, $.01 par value, (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the Grant are set forth in this cover sheet, in the attachment and in the Company’s 2004 Omnibus Stock Plan (the “Plan”).

Grant Date: _____________________________, 200__

Name of Grantee: ______________________________

Grantee’s Social Security Number: _______-_____-________

Number of Stock Units Covered by Grant: ________________

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is available on request. You agree that in the event of any inconsistency between this Agreement and the Plan, the Plan will control.

Grantee:_________________________________________________________

(Signature)

Company:________________________________________________________

(Signature)

Title:____________________________________________________

Attachment

This is not a stock certificate or a negotiable instrument.

CYTYC CORPORATION

2004 OMNIBUS STOCK PLAN

STOCK UNIT AGREEMENT

Stock Units/Nontransferability

This Grant is an award of Stock Units relating to the number of shares of Stock set forth on the preceding cover page (“Cover Sheet”), and is subject to the vesting conditions described below. Each Stock Unit relates to one share of Stock. Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may your Stock Units be made subject to execution, attachment or similar process.

Vesting

The Stock Units vest as to 25% of the total number of Stock Units subject to this grant, as shown on the Cover Sheet, on each of the first four anniversaries of the Grant Date, provided, that, you continue in Service on each such anniversary date. The resulting aggregate number of vested Stock Units will be rounded to the nearest whole number, and you cannot vest in more than the number of Stock Units covered by this grant.

Your right to the Stock Units under this Stock Unit grant shall become 100% vested if your Service terminates as a result of your death or Disability.

No additional Stock Units will vest after your Service has terminated for any reason other than for your death or Disability, and any Stock Units that remain unvested will be cancelled upon your termination of Service for any reason other than your death or Disability.

Delivery of Stock Pursuant to Units

The Company shall deliver the shares of Stock represented by your vested Stock Units as soon as practical following the date on which such Stock Units become vested. You will have know further rights with regard to a Stock Unit once the share of Stock associated with the Stock Unit has been delivered to you.

Withholding Taxes

Your right to the shares of Stock subject to the vested Stock Units is contingent upon your satisfaction of any withholding or other taxes that may be due as a result of the delivery of the Stock subject to the vested Stock Units.

In the event that the Company determines that any federal, state, local or foreign tax or withholding payment (a “Withholding Tax Payment”) is required relating to the delivery of Stock subject to your vested Stock Units, the Company shall have the right to require that you pay such Withholding Tax Payment, or, at the Company’s election, withhold the Withholding Tax Payment from other payments due to you from the Company or any Affiliate subject to applicable law (including, but not limited to, withholding the delivery of shares of Stock otherwise deliverable under this Agreement or making deductions from any earned pay).

Explicit Authorization for Withholding Tax Payment	By signing this Agreement below, you explicitly authorize the Company to withhold from any payments or Shares due you the Withholding Tax Payment for remittal to the IRS on your behalf.

________________________________________________
Grantee Signature and Date

Retention Rights

This Agreement does not give you the right to remain employed by the Company (or any of its Affiliates) in any capacity, and does not constitute an employment contract. The Company (and its Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Stock Units. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock (a “dividend equivalent”). This dividend equivalent shall be deemed to be reinvested in additional Stock Units, and shall be subject to the vesting schedule of the associated Stock Unit to which the dividend equivalent relates.

Forfeiture of Rights

If you violate the terms of your Non-Disclosure Agreement or Non-Compete Agreement or otherwise take actions in competition with the Company, the Company shall have the right to cause a forfeiture of any Stock Units which remain outstanding, and with respect to the shares of Stock delivered to you pursuant to Stock Units which became vested during the period commencing twelve (12) months prior to your termination of Service.

Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or performs any services for, any entity which has operations which compete with any business in which the Company or any of its Affiliates is engaged or has publicly announced its intention to engage in during your employment with the Company or any of its Affiliates and/or at the time of the your termination of employment.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of shares covered by this Grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Stock Units shall be subject to the Plan and the terms of the agreement of merger, liquidation or reorganization in the event of a merger, liquidation or reorganization.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant of Stock Units. Any prior agreements, commitments or negotiations concerning this Grant are superseded by this document.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Human Resources Department to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.